November 7, 2001


Contact:	Joseph F. Kruy
Cambex Corporation
(781) 890-6000


CAMBEX CORPORATION ANNOUNCES LETTER OF INTENT TO ACQUIRE SUPER PC MEMORY, INC

Waltham, MA, November 7, 2001 - Cambex Corporation (OTCBB: CBEX), a leading supplier of memory products and Storage Area Network (SAN) solutions for the enterprise, and privately-held Super PC Memory, Inc., a provider of memory products for servers, workstations, and personal computers, today announced that they have signed a letter of intent that covers the acquisition of all of the outstanding shares of Super PC Memory by Cambex Corporation. Under the terms of the letter of intent, Super PC Memory will become a wholly owned subsidiary of Cambex.

 	Joseph F. Kruy, Chairman and CEO of Cambex said, "Cambex's broad product lines in the Storage Area Network and high-end memory marketplace will be well complemented by the memory products and the excellent sales and distribution capabilities of Super PC. The synergism between the two companies and their excellent reputation for quality and customer support are a winning combination for our customers and our shareholders."

Son Pham, President of Super PC Memory stated, "We are very pleased to become a part of Cambex Corporation. Cambex has a history of technological innovation and unparalleled customer satisfaction in the storage industry. Combining the high end storage and memory products of Cambex with our current memory product line will allow our customers to receive total storage and memory solutions from a single source."

Founded in 1991, Super PC Memory provides memory upgrades to a customer base that includes resellers, Fortune 1000 corporations, mid-range businesses and government institutions. Super PC Memory combines immediate product availability, in-depth service and support, and quality product upgrades to achieve a high level of customer satisfaction. Super PC Memory had more than $20 million in revenue in the last 12 months ending September 30, 2001. The company maintains offices in Irvine, California and Westminster, Colorado.

The terms of the letter of intent were not disclosed. The closing of the transaction is subject to the execution of a definitive agreement between the parties, approval by their respective Boards of Directors, and the satisfactory completion of due diligence and other conditions. The companies expect that the transaction will close by the end of 2001.

ABOUT CAMBEX CORPORATION
Cambex, headquartered in Waltham, Ma has been supplying high-performance, high-availability storage and memory solutions for over 30 years. The company's solutions include Fibre Channel infrastructure products and disk array systems for building heterogeneous storage area networks as well as memory for enterprise servers. Cambex products have been installed in over 1000 data centers worldwide. Cambex can be reached at (781) 890-6000 or on the World Wide Web at www.cambex.com.

ABOUT SUPER PC MEMORY, INC
Super PC Memory, Inc., headquartered in Irvine, California has been supplying high quality memory upgrades for over 10 years. Super PC Memory's products today include memory upgrade solutions for servers, routers, workstations, desktop PCs, notebooks, and printers. Super PC Memory can be reached at
(303) 427-2600 or on the World Wide Web at www.superpc.com.

	Forward-looking statements are made in this release pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward looking statements are subject to risks and uncertainties, including, without limitation, the timing of new announcements or product introductions by the Company and its competitors, the hiring and retention of key employees, competitive pricing pressures, dependence on third parties for components and products, general economic conditions in the United States and international markets, and the risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission.